UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2019

Intermolecular, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35348	20-1616267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 582-5700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	IMI	The Nasdaq Global Select Market

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 6, 2019, Intermolecular, Inc., a Delaware corporation (“Intermolecular” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with EMD Group Holding II, Inc., a Delaware corporation (“Parent”) and EMD Performance Materials Semiconductor Services Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”). The Merger Agreement was unanimously approved by the Company’s Board of Directors (the “Board”).

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.001 per share (each such share, a “Company Share” and collectively the “Company Shares”), that is outstanding immediately prior to the Effective Time (excluding (i) any shares owned by the Company, Parent or Merger Sub or any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub (which will be cancelled) and (ii) any shares with respect to which appraisal rights have been properly exercised under Delaware law (“Dissenting Company Shares”)) will be cancelled and automatically converted into the right to receive $1.20 in cash, without interest thereon (the “Merger Consideration”).

Pursuant to the terms and subject to the conditions of the Merger Agreement, effective as of immediately prior to the Effective Time, (i) the vesting of each option to purchase Company Shares (each a “Company Option”) that remains outstanding and unvested as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time and (iii) the holder of each such Company Option shall be paid an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (y) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Option.

Pursuant to the terms and subject to the conditions of the Merger Agreement, effective as of immediately prior to the Effective Time, (i) the vesting of each award of restricted stock units or performance stock units (each a “Company RSU Award”) that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full (with any applicable performance criteria being deemed achieved at the maximum possible level of achievement for such performance criteria), (ii) each Company RSU Award that remains outstanding as of immediately prior to the

Effective Time shall be canceled and terminated as of the Effective Time and (iii) the holder of each such Company RSU Award shall be entitled to be paid an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Merger Consideration.

The consummation of the Merger is also subject to the satisfaction (or waiver, if applicable) of various customary conditions, including (i) adoption of the Merger Agreement by the requisite vote of the Company’s stockholders (the “Company Stockholder Approval”), (ii) review and clearance by the Committee on Foreign Investment in the United States, (iii) the absence of any law or governmental order making illegal or prohibiting the Merger, (iv) the accuracy of the representations and warranties of each party contained in the Merger Agreement (subject to certain materiality qualifications), (v) each party’s compliance with or performance of the covenants and agreements in the Merger Agreement in all material respects and (vi) other customary closing conditions.

In connection with the Merger Agreement, certain executive officers, directors and stockholders of Intermolecular (solely in their respective capacities as stockholders of the Company) holding approximately 31.0% of the outstanding Company Shares as of the date of the Merger Agreement have entered into support agreements with Parent to vote all of their Company Shares in favor of the adoption of the Merger Agreement and approval of the Merger (the “Support Agreements”). The Support Agreements include covenants with respect to the voting of such Company Shares in favor of approving the Merger and against any competing acquisition proposals and place certain restrictions on the transfer of the Company Shares held by the respective signatories thereto.

Each of the Company, Parent and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement. The Company has made covenants, among others, (i) to conduct its operations in all material respects according to its ordinary course of business, including not taking certain specified actions, during the period between the execution of the Merger Agreement and the closing of the Merger, (ii) to convene and hold a meeting of the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval and (iii) subject to certain exceptions, not to withhold or withdraw (or qualify or modify in a manner adverse to Parent or Merger Sub) the recommendation of the Board that the Company’s stockholders adopt the Merger Agreement. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for alternative acquisition proposals that the Board determines either constitute or would reasonably be expected to lead to a superior acquisition proposal.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, including in connection with the Company’s entry into a definitive agreement providing for the consummation of a superior proposal as permitted under the Merger Agreement, the Company will be required to pay Parent a termination fee of $2,338,109.

Concurrently with the execution of the Merger Agreement, Merck KGaA, Darmstadt, Germany (“Merck KGaA”) has entered into a guarantee pursuant to which Merck KGaA has agreed to guarantee, as primary obligor and not merely as surety, the due and prompt payment and performance of all covenants, agreements, obligations, expenses and liabilities of Parent and Merger Sub under the Merger Agreement, including the obligation to pay the Merger Consideration.

The Merger Agreement, the Merger and the other transactions contemplated therein were unanimously approved by both the Board and the board of directors of Parent. The Board has recommended that the Company’s stockholders adopt the Merger Agreement and approve the transactions contemplated therein, including the Merger.

The foregoing description of the Merger Agreement and the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1, and the Support Agreements, executed in substantially the form which is filed as Exhibit 2.2, and both of which are incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Parent or any of their respective subsidiaries or affiliates. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, were made only for purposes of the Merger Agreement, and are qualified by information in a confidential disclosure letter provided by the Company to Parent in connection with the signing of the Merger Agreement. The confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and Parent rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as a characterization of the actual state of facts about the Company or Parent or any of their respective subsidiaries.

Item 8.01	Other Events.

On May 6, 2019, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On May 6, 2019, a representative of the Company sent an email to the Company’s employees announcing the Merger Agreement. A copy of the letter is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

On May 6, 2019, a representative of the Company sent a letter to the Company’s customers announcing the Merger Agreement. A copy of the letter is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Forward Looking Statements

This communication may contain statements that do not relate solely to historical or present facts and circumstances and which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1955, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the proposed transaction involving Intermolecular, Parent and Merck KGaA and the ability of Intermolecular, Parent and Merck KGaA to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, or are based on current expectations, estimates, forecasts and projections. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goals,” “intend,” “likely,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and variations of such words and similar expressions. Such forward-looking statements include, among others, Intermolecular’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. Actual performance or results may differ materially from those expressed in or suggested by forward-looking statements as a result of various risks, uncertainties, assumptions and other factors, including, without limitation: (i) the risk that any of the conditions to the consummation of the proposed transaction are not satisfied, including the failure to timely or at all obtain the approval of Intermolecular’s stockholders or required regulatory approvals; (ii) the risk that the occurrence of any event, change or other circumstance could give rise to the termination of the merger agreement; (iii) the effect of the announcement or pendency of the proposed transaction on Intermolecular’s business relationships, operating results and business generally and Intermolecular’s ability to hire and retain key personnel; (iv) risks related to diverting management’s attention from Intermolecular’s ongoing business operations; (v) the outcome of any legal proceeding related to the proposed transaction; (vi) unexpected costs, charges or expenses resulting from the proposed transaction; (vii) certain restrictions on Intermolecular’s conduct during the pendency of the proposed transaction that may adversely affect Intermolecular’s ability to pursue certain business opportunities or strategic transactions; (viii) legislative, regulatory and economic developments and market conditions; (ix) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors; (x) other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all; and (xi) other risks described in Intermolecular’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to (A) those described under the heading “Risk Factors” in Intermolecular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, (B) those described under the heading “Risk Factors” in Intermolecular’s definitive proxy statement that has or will be filed by Intermolecular with the SEC and (C) the other filings made by Intermolecular with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. Any forward-looking statement made in this communication speaks only as of the date on which it is made. You should not put undue reliance on any forward-looking statements. Intermolecular undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law. If Intermolecular does update one or more forward-looking statements, no inference should be drawn that Intermolecular will make additional updates with respect to those or other forward-looking statements.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Intermolecular, Parent and Merck KGaA. In connection with the proposed transaction, Intermolecular will file with the SEC, and mail or otherwise provide to its stockholders, a definitive proxy statement (the “Proxy Statement”) with respect to a special meeting of Intermolecular’s stockholders to approve the proposed transaction. Intermolecular may also file or may have previously filed other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that may be or may have been filed by Intermolecular with the SEC. INTERMOLECULAR’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY INTERMOLECULAR WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, OR INCORPORATED BY REFERENCE THEREIN, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Stockholders may obtain free copies of the Proxy Statement and other documents filed by Intermolecular with the SEC (when available) at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the Proxy Statement and other documents filed by Intermolecular with the SEC (when available) by visiting the Intermolecular Investor Relations page on the Intermolecular website at ir.intermolecular.com or by directing a request to the following:

Intermolecular Corporate Contact

Bill Roeschlein

Intermolecular, Inc.

Chief Financial Officer

bill.roeschlein@intermolecular.com

(408) 582-5415

Participants in the Solicitation

Intermolecular and its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from Intermolecular’s stockholders in connection with the proposed transaction. Stockholders may obtain information regarding the names, affiliations and interests of Intermolecular’s directors and executive officers in Intermolecular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 8, 2019, as amended on April 29, 2019. Additional information regarding the interests of such individuals in the proposed transaction will be included in the Proxy Statement when it is filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of May 6, 2019, by and among EMD Group Holding II, Inc., EMD Performance Material Semiconductor Services Corp. and Intermolecular, Inc.

2.2	Form of Support Agreement, by and between EMD Group Holding II, Inc. and certain stockholders of Intermolecular, Inc.

99.1	Press Release issued by Intermolecular, Inc. on May 6, 2019

99.2	Letter to Intermolecular employees, dated as of May 6, 2019

99.3	Letter to Intermolecular customers, dated as of May 6, 2019

*

Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Intermolecular agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 6, 2019

Intermolecular, Inc.

By:	/s/ Chris Kramer
Name:	Chris Kramer
Title:	President & Chief Executive Officer